EXHIBIT 99.1

GLOBAL MED TECHNOLOGIES®, INC. ANNOUNCES $4.0 MILLION
DEBT RESTRUCTURING AND POSITIVE CASH FLOWS FROM OPERATIONS
FOR THE SECOND CONSECUTIVE YEAR

DENVER, Colorado – April 14, 2003 — Global Med Technologies®, Inc. (OTC BB: GLOB) (“Global Med” or the “Company”) announced a debt restructuring of $4.029 million that resulted in $3.5 million of the debt being converted into Series AA convertible preferred stock and $529 thousand remaining as debt. See the Company’s December 31, 2003 Form 10-K for further details.

Global Med’s Chairman and CEO, Michael I. Ruxin, M.D., commenting on the debt restructuring, stated, “This is a very exciting time for Global Med. With the debt restructuring in place, not only have we significantly cleaned up the balance sheet, but our backlog of business continues to grow both domestically and internationally.” Dr. Ruxin further added, “The Company has had positive cash flows for two consecutive years and continues to fund its operations from internally generated cash flows. This bodes well for a very bright future for the Company.”

For the years ended December 31, 2003 and 2002, the Company had positive cash flows from operations of $24 thousand and $547 thousand, respectively. For the years ended December 31, 2003 and 2002, the Company’s revenues were $6.514 million and $6.627 million, respectively.

The following tables provide certain details related to the Company’s operations for the years ended December 31, 2003 and 2002:

GLOBAL MED TECHNOLOGIES, INC. (OTC BB: GLOB)
Selected Results
In ($000s)
(Unaudited)

	December 31, 2003	December 31, 2002
Revenues	$ 6,514	$ 6,627

Operating expenses	4,201	3,990

Income (loss) operations	(303)	16

Net loss	$ (878)	$ (705)

Cash flows provided
by operations	$ 24	$ 547

Global Med Technologies, Inc. is an e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies® division is a leading supplier of management information systems to U.S. blood centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year.

For information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-K and other regularly filed reports. The results of operations for the year ended December 31, 2003 are not necessarily indicative of the results that may be expected for any other future period.